Exhibit 99.(d)(v)

AMENDED AND RESTATED

EXPENSE REIMBURSEMENT AGREEMENT

As of September 14, 2007

This Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 14th day of September, 2007 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Municipal Income Trust with respect to the Florida Series, Georgia Series, Michigan Series, Pennsylvania Series and Lord Abbett Intermediate Tax-Free Fund (formerly Lord Abbett Insured Intermediate Tax-Free Fund) (each a “Fund”). This Agreement supersedes the Agreement between Lord Abbett and Municipal Income Trust dated October 1, 2006.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.               With respect to the Florida Series, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses (excluding interest and related expenses associated with the Fund’s investments in residual interest bonds) exceed or would otherwise exceed an annual rate, based on the Fund’s average daily net assets, of (a) ninety-five basis points (0.95%) for Class A shares of the Fund, (b) one hundred sixty basis points (1.60%) for Class C shares of the Fund, and (c) one hundred five basis points (1.05%) for Class P shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 5 below.

2.               With respect to each of the Georgia Series, and Pennsylvania Series, Lord Abbett agrees to bear directly and/or reimburse each Fund for expenses if and to the extent that Total Operating Expenses (excluding interest and related expenses associated with the Fund’s investments in residual interest bonds) exceed or would otherwise exceed an annual rate, based on the Fund’s average daily net assets, of (a) ninety-five basis points (0.95%) for Class A shares of each Fund, (b) seventy basis points (0.70%) for Class F share of the Fund, and (c) one hundred five basis points (1.05%) for Class P shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 5 below.

3.               With respect to the Lord Abbett Intermediate Tax-Free Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses (excluding interest and related expenses associated with the Fund’s investments in residual interest bonds) exceed or would otherwise exceed an annual rate, based on the Fund’s average daily net assets, of (a) twenty-five basis points (0.25%) for Class A shares of the Fund, (b) one hundred basis points (1.00%) for Class B shares of the Fund, (c) one hundred basis points (1.00%) for Class C shares of the Fund, (d) ten basis points (0.10%) for Class F share of the Fund, and (e)

forty-five basis points (0.45%) for Class P shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 5 below.

4.               With respect to each of the Michigan Series, Lord Abbett agrees to bear directly and/or reimburse each Fund for expenses if and to the extent that Total Operating Expenses (excluding interest and related expenses associated with the Fund’s investments in residual interest bonds) exceed or would otherwise exceed an annual rate, based on the Fund’s average daily net assets, of (a) ninety-five basis points (0.95%) for Class A shares of each Fund, and (b) one hundred five basis points (1.05%) for Class P shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 5 below.

5.               Lord Abbett’s commitments described in paragraphs 1, 2, 3, and 4 will be effective from September 14, 2007 through January 31, 2008.

IN WITNESS WHEREOF, Lord Abbett and Lord Abbett Municipal Income Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT MUNICIPAL INCOME TRUST

By:	/s/Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel